Filed Pursuant to Rule 433

Registration No. 333-187350

Final Term Sheet

April 23, 2015

U.S.$17,500,000,000

AT&T Inc.

U.S.$3,000,000,000 2.450% GLOBAL NOTES DUE 2020

U.S.$2,750,000,000 3.000% GLOBAL NOTES DUE 2022

U.S.$5,000,000,000 3.400% GLOBAL NOTES DUE 2025

U.S.$2,500,000,000 4.500% GLOBAL NOTES DUE 2035

U.S.$3,500,000,000 4.750% GLOBAL NOTES DUE 2046

U.S.$750,000,000 FLOATING RATE GLOBAL NOTES DUE 2020

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	2.450% Global Notes due 2020 (the “2020 Notes”)
3.000% Global Notes due 2022 (the “2022 Notes”)
3.400% Global Notes due 2025 (the “2025 Notes”)
4.500% Global Notes due 2035 (the “2035 Notes”)
4.750% Global Notes due 2046 (the “2046 Notes” and, together with the 2020 Notes, the 2022 Notes, the 2025 Notes and the 2035 Notes, the “Fixed Rate Notes”)

Floating Rate Global Notes due 2020 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”)

TRADE DATE:	April 23, 2015

SETTLEMENT DATE (T+7):	May 4, 2015

MATURITY DATE:	June 30, 2020, at par, for the 2020 Notes

June 30, 2022, at par, for the 2022 Notes

May 15, 2025, at par, for the 2025 Notes

May 15, 2035, at par, for the 2035 Notes

May 15, 2046, at par, for the 2046 Notes

June 30, 2020, at par, for the Floating Rate Notes

AGGREGATE PRINCIPAL

AMOUNT OFFERED:	$3,000,000,000 for the 2020 Notes

$2,750,000,000 for the 2022 Notes

$5,000,000,000 for the 2025 Notes

$2,500,000,000 for the 2035 Notes

$3,500,000,000 for the 2046 Notes

$750,000,000 for the Floating Rate Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.949% for the 2020 Notes

99.970% for the 2022 Notes

99.704% for the 2025 Notes

99.711% for the 2035 Notes

99.644% for the 2046 Notes

100.000% for the Floating Rate Notes

GROSS SPREAD:	0.300% for the 2020 Notes

0.350% for the 2022 Notes

0.400% for the 2025 Notes

0.600% for the 2035 Notes

0.750% for the 2046 Notes

0.300% for the Floating Rate Notes

PRICE TO AT&T:	99.649% for the 2020 Notes

99.620% for the 2022 Notes

99.304% for the 2025 Notes

99.111% for the 2035 Notes

98.894% for the 2046 Notes

99.700% for the Floating Rate Notes

NET PROCEEDS:	$2,989,470,000 for the 2020 Notes

$2,739,550,000 for the 2022 Notes

$4,965,200,000 for the 2025 Notes

$2,477,775,000 for the 2035 Notes

$3,461,290,000 for the 2046 Notes

$747,750,000 for the Floating Rate Notes

USE OF PROCEEDS:	General corporate purposes, including funding the cash consideration for previously announced acquisitions

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $6,600,000 of AT&T’s expenses

INTEREST RATE:	2.450% per annum for the 2020 Notes

3.000% per annum for the 2022 Notes

3.400% per annum for the 2025 Notes

4.500% per annum for the 2035 Notes

4.750% per annum for the 2046 Notes

Applicable LIBOR Rate plus 93 basis points for the Floating Rate Notes

INTEREST PAYMENT DATES:	Semiannually on each June 30 and December 30, commencing on December 30, 2015 for the 2020 Notes and 2022 Notes

Semiannually on each May 15 and November 15, commencing on November 15, 2015 for the 2025 Notes, 2035 Notes and 2046 Notes

Quarterly on each March 30, June 30, September 30 and December 30, commencing June 30, 2015 for the Floating Rate Notes; provided however, that, with respect to the Floating Rate Notes, if any such interest payment date would fall on a day that is not a LIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding LIBOR business day; and provided further, that if the date of maturity is not a LIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

SPECIAL MANDATORY REDEMPTION:	If AT&T does not consummate the DirecTV acquisition pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on May 18, 2014, on or prior to November 30, 2015 or, if prior to such date, the Merger Agreement is terminated, then in either case AT&T must redeem all of the Notes except for the 2025 Notes, 2035 Notes and Floating Rate Notes at a redemption price equal to 101% of the principal amount of the Notes, plus accrued but unpaid interest to, but excluding, the redemption date.

OPTIONAL REDEMPTION:	Each series of Fixed Rate Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below). Each series of Fixed Rate Notes may be redeemed at any time on or after the applicable Par Call Date, in whole or in part, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes to be redeemed. Accrued interest will be payable to the redemption date.

Series	Par Call Date	Make-Whole Spread
2020 Notes	May 30, 2020	17.5bps
2022 Notes	April 30, 2022	20bps
2025 Notes	February 15, 2025	25bps
2035 Notes	November 15, 2034	30bps
2046 Notes	November 15, 2045	35bps

With respect to the Floating Rate Notes, none

TAX GROSS UP:	See Preliminary Prospectus Supplement dated April 23, 2015.

TAX CALL:	See Preliminary Prospectus Supplement dated April 23, 2015.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: Baa1 (Negative), S&P: BBB+ (Stable), Fitch: A- (Stable)

JOINT BOOKRUNNERS:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC

CUSIP NUMBER:	00206R CL4 for the 2020 Notes

00206R CM2 for the 2022 Notes

00206R CN0 for the 2025 Notes

00206R CP5 for the 2035 Notes

00206R CQ3 for the 2046 Notes

00206R CK6 for the Floating Rate Notes

ISIN NUMBER:	US00206RCL42 for the 2020 Notes

US00206RCM25 for the 2022 Notes

US00206RCN08 for the 2025 Notes

US00206RCP55 for the 2035 Notes

US00206RCQ39 for the 2046 Notes

US00206RCK68 for the Floating Rate Notes

REFERENCE DOCUMENT:	Preliminary Prospectus Supplement, dated April 23, 2015; Prospectus, dated March 18, 2013

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN SECURITIES LLC AT (212) 834-4533 (COLLECT), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AT 1-800-294-1322 (TOLL FREE) OR MORGAN STANLEY & CO. LLC AT (866) 718-1649 (TOLL FREE).

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